CERTIFICATE OF FORMATION

OF

CURRENT COMMUNICATIONS GROUP, LLC

    1.        The name of the limited liability company is Current Communications Group, LLC.

    2.        The Address of its registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WEHREOF, the undersigned has executed this Certificate of Formation of Current Communications Group, LLC this 24th day of October, 2000.

CURRENT COMMUNICATIONS GROUP, LLC

By: /s/ Deanna C. Rank ------------------------------ Deanna C. Ranck Authorized Person